EXHIBIT 10.21
[NOTE: CERTAIN PORTIONS OF THIS DOCUMENT HAVE BEEN MARKED TO INDICATE THAT CONFIDENTIAL INFORMATION HAS BEEN OMITTED. CONFIDENTIALITY HAS BEEN REQUESTED FOR THIS CONFIDENTIAL INFORMATION. THE CONFIDENTIAL PORTIONS HAVE BEEN PROVIDED SEPARATELY TO THE SECURITIES AND EXCHANGE COMMISSION]
SUPPLY AGREEMENT
     THIS SUPPLY AGREEMENT (the “Agreement”) is made and entered into as of July 21, 2003 (the “Effective Date”) between VOLCANO THERAPEUTICS, INC. (as defined below, “Volcano” or “Supplier”), a Delaware corporation, and AVE GALWAY LIMITED (as defined below, “Medtronic”), a corporation existing under the laws of the Republic of Ireland.
RECITALS
     WHEREAS, Volcano has acquired substantially all of the assets associated with the functional measurement and IVUS businesses of JOMED, Inc. and its affiliates (the “JOMED Acquisition”);
     WHEREAS, Volcano and Medtronic are simultaneously entering into a License Agreement (the “License Agreement”), an Option to Distribute Agreement and a Right of First Negotiation and First Refusal Agreement and a financing agreement pursuant to which Medtronic will purchase Series B Preferred Stock of Volcano; and
WHEREAS, Supplier desires to manufacture and supply Products (as defined below) to Medtronic, and Medtronic desires to purchase Products from Supplier, all in accordance with the terms of this Agreement;
AGREEMENTS
     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties mutually agree as follows:
ARTICLE 1
DEFINITIONS
     1.1 Specific Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
     “Adverse Event” means injury, toxicity or sensitivity reaction associated with the use of the Product.
     “Affiliate” of a specified person (natural or juridical) means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. “Control” shall mean ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.
     “Agreement” means this Agreement and all Exhibits and Schedules hereto.

     “Confidential Information” means any written or tangible information of one of the parties (the “disclosing party”) which is disclosed to the other party (the “receiving party”) that is not generally known to the public that is marked or identified as “Confidential,” “Proprietary” or the like, including, without limitation, trade secrets and know-how, but excluding information which:
     (a) was already in the possession of or known by the receiving party prior to its receipt from the disclosing party;
     (b) is or becomes part of the public domain by reason of acts not attributable to the receiving party;
     (c) is or becomes available to receiving party from a source other than the disclosing party which source, has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the disclosing party with respect thereto;
     (d) has been independently developed by the receiving party without breach of this Agreement or use of any Confidential Information of the other party; or
     (e) has been or must be publicly disclosed by reason of legal, accounting or regulatory requirements beyond the reasonable control of the receiving party provided the receiving party provides the disclosing party notice of the intended disclosure in order for the disclosing party to take such action it deems appropriate to protect the confidentiality of the information to be disclosed.
     “FDA” means the United States Food and Drug Administration.
     “Force Majeure” means any event or condition, not existing as of the date of this Agreement, not reasonably foreseeable as of such date and not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations hereunder, such as an act of government, war or related actions, civil insurrection, riot, sabotage, strike, epidemic, fire, flood, windstorm, and similar events.
     “GMP” means Good Manufacturing Practices as defined in 21 CFR Parts 210 through 226 and Parts 600 through 680 and any successor provisions thereof that apply to production of the Products under this Agreement.
     “Manufacturing Cost” means Supplier’s actual cost of raw materials, parts and sub assemblies, direct labor and all related expenses incurred in the direct support of manufacturing including but not limited to facilities including rent, utilities and property taxes, equipment maintenance and depreciation, manufacturing engineering support, quality and control support, including any testing requested by Medtronic, production planning and material warehousing, and product volume-based fees and royalties payable under the Philips Technology and product volume-based fees and royalties related to Supplier’s Trak Back product (disposable micro motor device). To the extent that Supplier is obligated to pay any other license fees or royalties pursuant to licenses executed after the Effective Date in connection with the manufacture of the

Product, Supplier shall promptly notify Medtronic and the parties shall negotiate in good faith an adjustment, if any, to the Manufacturing Cost. Such costs and expenses shall be consistently applied and shall be determined and allocated in a manner consistent with generally accepted accounting principles in effect in the United States from time to time. Manufacturing Cost shall exclude any cost or expenses paid by Medtronic and expenses related to (i) research and development, (ii) marketing and sales, and (iii) finance, legal and other general corporate overhead.
     “Medtronic” means AVE Galway Limited and its Affiliates.
     “Medtronic Products” means any and all Medtronic products incorporating Product.
     “Philips Technology” shall have the meaning assigned to such term in the License Agreement.
     “Product” means phased-array based transducers, transducer subassemblies and other IVUS related accessories and components (other than consoles) currently produced by Volcano or acquired in the JOMED Acquisition, and as improved or modified by Volcano in the future; provided, however, that any transducer, transducer subassembly or other accessory or component that is covered by the Philips Technology will constitute a “Product” hereunder to the extent, but only to the extent, that (i) the license grant in Section 2.2(a) of the License Agreement becomes effective with respect to such Philips Technology pursuant to the terms and conditions of Section 2.2(a), (c) and (d) of the License Agreement or (ii) Medtronic has been granted a license to such Philips Technology pursuant to the terms and condition of Section 2.2(b) of the License Agreement, as limited by Sections 2.2(c) and (d) of the License Agreement.
     “Product Liability Damages” means any liability, claim or expense, including but not limited to reasonable attorneys’ fees and medical expenses, arising in whole or in part out of claims of third parties for personal injury or loss of or damage to property relating to or arising out of the Products or Medtronic Products, whether based on strict liability in tort, negligent manufacture of product, or any other allegation of liability arising from the design, testing, manufacture, packaging, labeling (including instructions for use), or sale of the Products and/or Medtronic Products.
     “Specifications” means the specifications of the Product as in effect from time to time, as determined by Volcano in accordance with this Agreement.
     “Supplier” or “Volcano” means Volcano Therapeutics, Inc. and its Affiliates.
     1.2 Other Terms. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement.
     1.3 Definitional Provisions.
     (a) The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provisions of this Agreement.

     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.
     (c) References to an “Exhibit” or to a “Schedule” are, unless otherwise specified, to one of the Exhibits or Schedules attached to or referenced in this Agreement, and references to an “Article” or a “Section” are, unless otherwise specified, to one of the Articles or Sections of this Agreement.
     (d) The term “person” includes any individual, partnership, joint venture, corporation, trust, unincorporated organization or government or any department or agency thereof.
ARTICLE 2
SUPPLY
     2.1 Supply of Products. Supplier shall manufacture and supply the quantities of Products ordered by Medtronic pursuant to Article 3 below, in accordance with the Specifications in effect at the time of order for each Product.
     2.2 Promotion and Training. Upon the reasonable request by Medtronic, Supplier will assist Medtronic in preparing promotional, marketing and training literature and instructions for the Products’ functionality within the Medtronic Products, including any artwork, and will conduct training courses and seminars to educate medical professionals and Medtronic personnel with respect to the Products’ functionality and use with the Medtronic Products. Further, upon the reasonable request of Medtronic, Supplier shall provide training to Medtronic personnel with respect to final testing of the Products after such Products have been incorporated into or combined with a Medtronic Product. Medtronic shall pay Supplier a reasonable and customary per diem rate for each Volcano employee providing services to Medtronic pursuant to this Section 2.2, provided that such services are not otherwise required under the License Agreement to be provided by Volcano to Medtronic. Further, Medtronic shall reimburse Supplier for travel, direct and indirect costs, and other out-of-pocket costs reasonably incurred by Supplier in connection with such training upon submission by Supplier of appropriate documentation thereof.
     2.3 Packaging and Labeling. Supplier shall package and label the Products in accordance with the Specifications and applicable regulatory requirements. Upon Medtronic’s submission of its first Purchase Order, Medtronic shall to provide Supplier with a list of all countries in which it anticipates marketing Medtronic Product and, in the event Medtronic adds a country to said list, the addition of such new country shall be made at the time the next Purchase Order is submitted. Medtronic further agrees that in each Purchase Order it shall identify the country Medtronic anticipates to sell or market the Medtronic Product. Notwithstanding anything to the contrary in this Section 2.3, in the event Medtronic fails to provide Supplier with such initial list or fails to identify in any Purchase Order the country (or countries) Medtronic Product shall be sold or marketed, Supplier shall label the Product for sale in the United States of America.

     2.4 Compliance With Laws and Regulations.
     (a) Supplier shall be responsible for compliance with the applicable statutes, laws, ordinances and regulations of national, federal, state and local governments that relate to its manufacture and sale of the Products.
     (b) Medtronic shall be responsible for compliance with the applicable statutes, laws, ordinances and regulations of national, federal, state and local governments that relate to its marketing, distribution and sale of the Medtronic Products, including applicable import and export laws.
     2.5 Complaints and Adverse Events. Each party agrees to inform the other party promptly (but in no event more than forty-eight (48) hours after becoming aware of same) of any information concerning any complaint involving the Products or that might be applicable to the Products, or an Adverse Event, provided that:
(a) all notifications to Medtronic shall be by facsimile and on Medtronic’s designated adverse event forms (attached hereto as Schedule 2.5(a)); and
(b) all notifications to Supplier shall be by facsimile and on Supplier’s designated adverse event forms (attached hereto as Schedule 2.5(b)).
     2.6 Recall.
     (a) In the event that Medtronic is required by any regulatory agency to recall Medtronic Products or if Medtronic voluntarily initiates a recall of Medtronic Products, and in either case such recall is due primarily as a result of a breach of any of the warranties under Section 5.1, Supplier shall bear the direct costs of such recall, including shipping costs related to returning recalled Medtronic Products to Medtronic and replacing Products to Medtronic for replacement of the Products incorporated into the recalled Medtronic Products. The cost and expense of recalls of Medtronic Products not due primarily as a result of a breach of Supplier’s warranties under Section 5.1 shall be borne by Medtronic.
     (b) Medtronic will control all recalls of Medtronic Product and Supplier will cooperate with and assist Medtronic in effecting any recalls due in whole or in part to Supplier’s breach of any of the warranties under Section 5.1, including assisting Medtronic in determining the information and instructions to be transmitted by Medtronic to purchasers of the Medtronic Products in connection with a recall.
     2.7 Certain Responsibilities. Notwithstanding anything contained herein, Supplier shall not be responsible for any loss or damage, including Products Liability Damages, from the use or performance of the Products manufactured under this Agreement where (a) such loss or damage did not arise out of or is not related to a breach of this Agreement by Supplier, including, without limitation, Supplier’s warranties and (b) the Products complied with Specifications.

ARTICLE 3
FORECASTS, ORDERS AND DELIVERY
     3.1 Forecasts. On the last day of each calendar month during the Term, Medtronic shall provide Supplier with a twelve-month rolling forecast of Medtronic’s good faith estimate of its Product requirements for the following twelve months. Except as set forth in this Section 3.1 and in Section 3.2, such forecasts are not firm commitments by Medtronic to order or purchase Products, but are provided only as a guide to assist Supplier in scheduling production. Notwithstanding the foregoing, such forecasts shall, in accordance with Section 3.2, become binding and firm with respect to any given month (a “Binding Month”) 60 days prior to the beginning of such month (the “Binding Date”). With respect to any month, such forecast may be modified at any time prior to the Binding Date with respect to such month.
     3.2 Purchase Orders. Medtronic shall submit on or before each Binding Date a firm purchase order (a “Purchase Order”) setting forth (i) the quantity of Product to be purchased during the Binding Month, (ii) the delivery date of Product, which date shall not be less than 90 days after the date of the Purchase Order, and (iii) delivery destination for the Products and freight arrangements for Product, provided that if Medtronic does not issue such Purchase Order on or before a Binding Date, the most recently delivered forecast for the Binding Month (provided such forecast is delivered prior to the Binding Date) shall be deemed a binding Purchase Order as of the respective Binding Date for the quantity amount. Each Purchase Order shall give rise to a contract between Medtronic and Supplier for the purchase and sale of the Products ordered and shall be subject to and governed by the terms of this Agreement. The terms and conditions of this Agreement shall so govern and supersede any additional or contrary terms set forth in Medtronic’s Purchase Order or any Supplier or Medtronic acceptance, confirmation, invoice or other document unless duly signed by an authorized officer of Medtronic and of Supplier and expressly stating and identifying which specific additional or contrary terms shall supersede the terms and conditions of this Agreement. With respect to all Purchase Orders submitted at least ninety (90) days in advance of the earliest scheduled delivery date set forth in such Purchase Order, Supplier shall fill such orders in accordance with the scheduled delivery dates set forth therein, provided that the quantity of Product ordered pursuant to such Purchase Order is not more than 120% of the quantity forecasted for the applicable period in the most current forecast. Any amount in excess of 120% of such forecasted quantity shall be filled by Supplier on a commercially reasonable basis.
     3.3 Modification of Orders. No Purchase Order shall be modified or canceled except upon the mutual agreement of the parties; provided, however, that Medtronic may cancel a Purchase Order based upon actions of a regulatory authority and Medtronic may make changes to a Purchase Order in quantities that do not exceed 10% more or less of such outstanding Purchase Order, provided that Medtronic will reimburse Supplier for costs incurred on any such cancelled orders to the extent Supplier is not able to recover its costs actually incurred in connection therewith and provided further that Medtronic gives Supplier at least 30 days notice prior to the delivery date specified in such Purchase Order of any modification to the Purchase Order. Mutually agreed change orders shall be subject to all provisions of this Agreement, whether or not the change order so states. Notwithstanding the foregoing, any Purchase Order may be cancelled by Medtronic, without any liability to Medtronic, as to any Product that is not delivered within three (3) business days after the delivery date specified by Medtronic, and any such cancellation shall not limit or affect any contract remedies available to Medtronic with respect thereto, provided that a partial delivery of a Purchase Order that does not deviate from the quantities ordered by more than 7.5% shall not be subject to such cancellation and Medtronic’s sole remedy with respect to such shortage is Supplier’s delivery of the shortfall amount within five (5) business days after the delivery date set forth in the Purchase Order and the shipping charges for the shortfall amount shall be at Supplier’s cost. Any such cancellation by Medtronic must be by written notice to Supplier given within ten (10) business days after such three (3) business day period.
     3.4 Delivery Terms. Unless otherwise agreed in writing by Medtronic and Supplier, delivery of Products will be FCA Supplier’s facility (per Incoterms 2000), and title and risk of loss will pass from Supplier to Medtronic when Products are tendered for shipment as directed by Medtronic. Medtronic shall be responsible for all shipping, handling, and insurance costs.
     3.5 Product Changes; Continuity of Supply; Prototypes.
     (a) Change in Specifications and Continuity of Supply. Volcano shall have the right to modify the Specifications at anytime and from time to time; provided, however, that Volcano will use commercially reasonable efforts so that any modified Specifications or Product will continue to be compatible with Medtronic Products; provided, further, that in the event Supplier determines to modify any Product, Supplier shall provide Medtronic with prompt written notice of such proposed modification so as to allow Medtronic the reasonable opportunity to modify the Medtronic Products, at Medtronic’s expense. To the extent that Medtronic chooses not to modify the Medtronic Product or is unable to modify the Medtronic Product to become compatible with the modified Product, Volcano agrees that it will continue to supply such Product without such modification (such unmodified Product, the “Unmodified Product”) for the remainder of the Term of this Agreement. Medtronic shall continue to forecast and order the Unmodified Product in accordance with Section 3.1 and 3.2 above, and Volcano shall supply such Unmodified Products in accordance with Section 2.1 above.
     (b) Product Changes Requested by Medtronic. Upon written notice, Medtronic may request that Supplier make commercially reasonable modifications to the Specifications, and Volcano shall make such modifications to the Specifications, provided however, that Supplier shall not have any obligation to make any requested changes which are substantial or fundamental to the transducer portion of any Product unless Supplier, in its reasonable determination, agrees to make such modifications.
     (c) Adjustment in Transfer Price. If any modification to the Specifications made pursuant to Section 3.5(a) or (b) above results in a change in the Manufacturing Cost as shown by documentation provided by Supplier, the parties shall agree upon an appropriate corresponding adjustment to the Transfer Price for the Product; and if such modification result in a delay in delivery, the parties shall negotiate a reasonable extension of the affected lead times.

     (d) Prototype Units. Upon the reasonable request by Medtronic, Supplier shall meet with Medtronic to discuss the manufacture for Medtronic prototype units of a proposed Product. Supplier agrees to manufacture such prototype unit, provided that such prototype unit does not require any substantial or fundamental change to the transducer portion of any Product. Supplier shall manufacture multiple copies of the prototype units in order for Medtronic to verify design concepts. The number of prototypes that Supplier will deliver to Medtronic shall be as reasonably requested by Medtronic and pursuant to specifications reasonably requested by Medtronic. The cost of such prototypes shall be as determined under the definition of “Manufacturing Cost” and pursuant to paragraph 3 of Exhibit A hereto. Once prototypes are completed and can be provided on a commercially reasonable basis, such prototypes shall be considered “Products” hereunder, and any modifications (including modifications to hardware, software or mechanical features incorporated therein or associated therewith) required as a result of further testing will be done in accordance with the terms hereof.
     (e) Supplier shall provide to Medtronic upon request all Specifications for the Product.
ARTICLE 4
PRICES AND PAYMENTS
     4.1 Prices.
     (a) Unless and until otherwise mutually agreed by the parties in writing, the purchase price for Product manufactured by Supplier for Medtronic under this Agreement (the “Transfer Price”) shall be determined under the definition of “Manufacturing Cost” and Exhibit A.
     (b) Supplier will use commercially reasonable efforts to minimize the Manufacturing Cost of all Products.
     4.2 Payment Terms. Payments made by Medtronic for Products purchased hereunder shall be due and payable in full within 30 days after the date of invoice by Supplier, which date of invoice shall be no earlier than the date of delivery of such Products.
     4.3 Taxes. The Transfer Price does not include any sales, use, value added or similar taxes, customs, duties, or tariffs imposed by any governmental authority or agency on Products or any components thereof that are imported by Medtronic into any country, and Medtronic shall bear all such taxes and duties (other than taxes on the net income of Supplier). Supplier shall be required to take appropriate steps to minimize imposition of such taxes by filing sales exemption certificates and taking similar actions where applicable to the Supplier. When Supplier has the legal obligation to collect and/or pay such taxes, the appropriate amount shall be added to Medtronic’s invoice and paid by Medtronic, unless Medtronic provides Supplier with a valid tax exemption certificate authorized by the appropriate taxing authority. Notwithstanding the foregoing, Medtronic shall not be obligated to pay or reimburse Supplier for taxes, duties or tariffs that are not imposed on the sale of Product to Medtronic or taxes related to the net income of the Supplier.
ARTICLE 5
WARRANTY AND SERVICE
     5.1 Warranty. Supplier represents and warrants to Medtronic that:
     (a) All Products sold under this Agreement will have been manufactured, labeled and packaged in accordance with all applicable laws and regulations, including (as applicable) FDA GMP requirements and, if applicable, ISO 9001 certifications, or successor requirements, and all other applicable manufacturing requirements, as well as the Specifications;
     (b) Supplier has or will have (through contracting with third parties) the facilities, equipment, licenses, permits and personnel to manufacture and supply the Products in accordance with Specifications and in compliance with applicable laws and regulations; and
     (c) The Product, at the time of delivery to Medtronic, shall: (i) meet the Specifications and warranties set forth herein; (ii) be free from defects in materials and workmanship; and (iii) not be adulterated or misbranded within the meaning of the U.S. Food, Drug and Cosmetic Act and regulations thereunder or any similar law or regulation.
     (d) EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 5.1 OR AS EXPRESSLY PROVIDED ELSEWHERE IN THIS AGREEMENT, SUPPLIER MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE PRODUCT, AND SUPPLIER HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE.
     5.2 Intentionally Left Blank.
     5.3 Non-Conforming Product.
     (a) In the event that Medtronic determines that any of the Products shipped to it fails to comply with the then current Specifications or fails to satisfy the representations and warranties of Supplier herein (each such Product, a “Non-Conforming Product”), Medtronic shall, except as in the case of any Latent Defect (as defined below), report the same to Supplier within 30 days after delivery thereof to Medtronic and, if requested in writing by Supplier, furnish such written evidence or other documentation as Supplier reasonably may deem appropriate in connection therewith. Any Products not rejected by Medtronic by written notice to Supplier within such 30-day period shall be deemed to have been accepted by Medtronic for purposes of this Section 5.3; provided, however, Medtronic will not be deemed to have accepted any Product whose nonconformity making such Product a Non-Conforming Product is not reasonably apparent from a visual inspection of such Product as packaged by Supplier, without performing any tests on or measurements or other analysis of such Product (a “Latent Defect”). Medtronic shall give written notice to Supplier of such Latent Defect within 10 days after Medtronic actually became aware of such Latent Defect. Supplier shall promptly notify Medtronic in writing if it has reason to believe that any Products delivered hereunder are Non-Conforming Products.
     (b) Any dispute in connection with whether a Product is a Non-Conforming Product shall be resolved by an independent third party laboratory selected by the parties and the findings of such independent laboratory shall be binding on the parties, absent manifest error. The cost of such independent third party laboratory shall be borne by the party adversely affected by such finding; provided however, that if the parties cannot agree on the independent third party laboratory, then said dispute shall be resolved in accordance with Section 10.15 hereof.
     (c) All costs involved in the disposal, sale, return, storage, or replacement of Non-Conforming Products shall be paid by Supplier. Medtronic shall handle the disposal of such Non-Conforming Products in accordance with Supplier’s instructions, so as to minimize to the extent reasonably practicable any such costs, and Medtronic’s reasonable out-of-pocket handling charges shall be paid for by Supplier. Supplier will promptly replace any such Non-Conforming Product at its own expense on the same shipping terms as the original shipment or issue a credit note to Medtronic for such shipment including shipping charges, customs and duties paid by Supplier. For purposes of this Section 5.3 only, the exclusive remedy of Medtronic with respect to Non-Conforming Products not yet sold, transferred or otherwise disposed of by Medtronic will be replacement or credit, at Medtronic’s option.
     5.4 Audits and Inspections.
     (a) Once each calendar year, Supplier shall permit Medtronic’s regulatory and quality personnel to have reasonable access to that area of the facility that manufactures the Product and records of Supplier relevant to the manufacture of the Product for Medtronic for the purpose of confirming Supplier’s compliance with the terms and conditions hereunder and applicable laws, rules and regulations, including without limitation FDA GMP.
     (b) Supplier agrees to provide Medtronic with reasonable prior written notice, to the extent practicable, of any FDA or governmental agency inspection of that area of the facility that manufactures the Product and records of Supplier relevant to the manufacture of the Product for Medtronic. If such prior written notice is not feasible, then to the extent that such FDA or other governmental inspection results in any adverse finding that impacts Supplier’s obligations hereunder, within ten (10) business days thereafter, Supplier shall provide Medtronic with a copy of such inspection report by the FDA or other governmental agency.

     (c) In the event that Supplier’s facility has been cited for violation or alleged violation that materially impacts Supplier’s obligations hereunder, Medtronic shall have the right, upon not less than 10 business days prior notice to the Supplier, to inspect (or have a third party inspect) that area of Supplier’s manufacturing facilities that manufacture the Product in order to (i) examine the manufacturing process, and (ii) inspect or audit Supplier’s data and records directly related to the manufacture of the Products to ensure compliance with the terms and conditions hereunder and applicable law, rule or regulation.
     (d) In the event Supplier uses a sub-contractor or third party to perform any part of the manufacturing, Supplier shall obtain the agreement of such sub-contractor or third party that Medtronic shall have similar inspection rights as those set forth in this Section 5.4.
ARTICLE 6
CERTAIN REPRESENTATIONS AND WARRANTIES
     6.1 Representations and Warranties.
     (a) Supplier represents and warrants to Medtronic that:
     (i) The execution and delivery by Supplier of this Agreement and the performance by Supplier of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the Certificate of Incorporation or Bylaws of Supplier, as amended, or any provision of any indenture, agreement or other instrument to which Supplier or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Supplier; and
     (ii) This Agreement has been duly executed and delivered by Supplier and constitutes the legal, valid and binding obligation of Supplier, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.
     (b) Medtronic represents and warrants to Supplier that:
     (i) The execution and delivery by Medtronic of this Agreement and the performance by Medtronic of its obligations hereunder have been duly authorized by all requisite corporate action and will not violate any provision of law, any order of any court or other agency of government, the organizational documents of Medtronic, as amended, or any provision of any indenture, agreement or other instrument to which Medtronic or any of its properties or assets is bound, or conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any such indenture, agreement or other instrument, or result in the creation or imposition of any lien, charge, restriction, claim or encumbrance of any nature whatsoever upon any of the properties or assets of Medtronic; and
     (ii) This Agreement has been duly executed and delivered by Medtronic and constitutes the legal, valid and binding obligation of Medtronic, enforceable in accordance with its terms, subject, as to the enforcement of remedies, to the discretion of the courts in awarding equitable relief and to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the rights of creditors generally.
ARTICLE 7
INDEMNIFICATION
     7.1 Supplier’s Indemnification. Supplier shall indemnify, defend and hold harmless Medtronic and its subsidiaries, and their respective officers, directors, employees, shareholders and distributors from and against and in respect of any and all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, interest and penalties, costs and expenses (including, without limitation, reasonable legal fees and disbursements incurred in connection therewith and in seeking indemnification therefor, and any amounts or expenses required to be paid or incurred in connection with any action, suit, proceeding, claim, appeal, demand, assessment or judgment), whether or not involving a third party claim (“Indemnifiable Losses”), resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (i) any breach of representation, warranty or agreement on the part of Supplier under this Agreement; (ii) Product Liability Damages to the extent attributable to the Supplier’s breach of its representations and warranties set forth in Section 5.1; and (ii) any gross negligence or intentional misconduct of Supplier.
     7.2 Medtronic’s Liability. Medtronic shall indemnify, defend and hold harmless Supplier and its subsidiaries and their respective officers, directors, employees, shareholders and suppliers from and against and in respect of any and all Indemnifiable Losses resulting from, arising out of, or imposed upon or incurred by any person to be indemnified hereunder by reason of: (i) any breach of representation, warranty or agreement on the part of Medtronic under this Agreement; (ii) Product Liability Damages to the extent attributable to Medtronic Products (other than any Product Liability Damages to the extent attributable to Supplier’s breach of its representations and warranties set forth in Section 5.1); (iii) negligent handling by Medtronic of the Products or changes, additions or modifications to the Products by Medtronic (other than changes, additions or modifications made to the Products by Medtronic in connection with or related to the incorporation of the Products into or onto, or the utilization of the Products in connection with, a Medtronic Product), and (iv) any gross negligence or intentional misconduct of Medtronic.

7.3 Procedure. If a claim by a third party is made and a party (the “Indemnitee”) intends to claim indemnification under this Article 7, the Indemnitee shall promptly notify the other party (the “Indemnitor”) in writing of any claim in respect of which the Indemnitee or any of its subsidiaries, directors, officers, employees, shareholders, suppliers or distributors intends to claim such indemnification. If the Indemnitor accepts liability for indemnifying Indemnitee hereunder, Indemnitor shall have sole control of the defense and/or settlement thereof; provided that the Indemnitee may participate in any such proceeding with counsel of its choice at its own expense. The indemnity agreement in this Article 7 shall not apply to amounts paid in settlement of any Indemnifiable Losses if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld unreasonably. The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if adversely prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 7 but the omission to so deliver written notice to the Indemnitor shall not relieve the Indemnitor of any liability that it may otherwise have to any Indemnitee other than under this Article 7. If the Indemnitor fails to provide defense of the claim, and diligently defend or settle the same after receipt of notice from Indemnitee of, and a reasonable opportunity to cure, such failure, the Indemnitee may defend or settle the claim without prejudice to its rights to indemnification hereunder, provided that the Indemnitee does so diligently and in good faith and further does not enter into any settlement or agree to any stipulation that would adversely affect the rights of the Indemnitor or impose any additional obligation on the Indemnitor without the Indemnitor’s prior written consent (which consent will not be unreasonably withheld). The Indemnitee under this Article 7, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives and provide full information in the investigation of any Indemnifiable Losses covered by this indemnification.
     7.4 Insurance. During the term of this Agreement, Supplier shall maintain, at its expense, a policy of comprehensive general liability insurance sufficient to honor the indemnity made herein, with products liability endorsement, but in no event less than $10,000,000.00 per occurrence and in the annual aggregate. Said policy shall name Medtronic and its Affiliates as named insureds, it being understood that Medtronic shall have the right to seek recovery under Supplier’s insurance policy. Within 45 days after the date of this Agreement, and upon each anniversary of the date hereof, Supplier shall furnish Medtronic with a certificate of insurance evidencing such coverage, which certificate shall provide for not less than thirty (30) days advance written notice to Medtronic prior to material change in coverage or policy cancellation. Supplier acknowledges that Medtronic is self insured with respect to its indemnity obligations hereunder.
ARTICLE 8
TERM AND TERMINATION
     8.1 Term. This Agreement shall take effect as of the date hereof and shall continue in force for ten (10) years (the “Term”). Nothing contained in this Agreement will be interpreted as requiring either party to renew or extend this Agreement beyond the Term.

     8.2 Termination. Notwithstanding the provisions of Section 8.1 above, this Agreement may be terminated by mutual consent of the parties or in accordance with the following provisions:
          (a) Either party may terminate this Agreement by giving notice in writing to the other party if such other party is in material breach of any representation, warranty or covenant of this Agreement and, except as otherwise provided herein, shall have failed to cure such breach within 60 days after receipt of written notice thereof from the party proposing to terminate this Agreement;
          (b) Medtronic may terminate this Agreement upon 9 months prior written notice to Volcano; or
          (c) Either party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, if the other party (i) is unable to pay its debts as they mature or admits in writing its inability to pay its debts as they mature; (ii) makes a general assignment for the benefit of creditors; (iii) is adjudicated involuntarily bankrupt or voluntarily files a petition for bankruptcy; (iv) applies for the appointment of a receiver or a trustee for any of its property or assets or permits the appointment of a receiver or trustee; or (v) has entered against it an order in a foreclosure, execution and levy, or similar proceeding involving a substantial part of its assets.
     8.3 Rights and Obligations on Termination. In the event of termination of this Agreement for any reason, the parties shall have the following rights and obligations:
     (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable.
     (b) The terminating party shall have the right, at its option, to cancel any or all purchase orders that provide for delivery after the effective date of termination.
     (c) Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination.
     (d) Upon any termination of this Agreement, the parties will return and deliver to the other party all of such party’s Confidential Information, provided that a party may retain one copy of such other party’s Confidential Information for legal purposes.
     (e) The parties’ obligations pursuant to Articles 5, 6, 7 and 8 and Sections 2.6 and 2.7 hereof and any and all other terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive termination of this Agreement. All other provisions of this Agreement shall terminate upon termination of this Agreement.

ARTICLE 9
FORCE MAJEURE; LICENSE
     9.1 Notice of Force Majeure. Upon giving notice to the other party, a party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations under this Agreement, except for the obligation to pay any amounts due and owing hereunder, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure.
     9.2 Suspension of Performance. During the period that the performance by one of the parties of its obligations under this Agreement has been suspended by reason of an event of Force Majeure, the other party may likewise suspend the performance of all or part of its obligations hereunder (except for the obligation to pay any amounts due and owing hereunder) to the extent that such suspension is commercially reasonable.
ARTICLE 10
MISCELLANEOUS
     10.1 Nondisclosure. The parties agree not to disclose or use (except as permitted or required for performance by the party receiving such Confidential Information of its rights or duties hereunder or under other agreements between the parties or their Affiliates) any Confidential Information of the other party obtained during the during the term of this Agreement until the expiration of five years after the receiving party’s receipt of such Confidential Information, but in no event prior to the termination of this Agreement. Each party further agrees to take appropriate measures to prevent any such prohibited disclosure of Confidential Information by its present and future employees, officers, agents, subsidiaries, or consultants during such period.
     10.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors or assigns of the parties hereto; provided, that (i) the rights and obligations of Supplier herein may not be assigned except to an Affiliate of Supplier or to any person who succeeds to substantially all of the assets and business of Supplier to which this Agreement relates, and (ii) the rights and obligations of Medtronic herein may not be assigned except to an Affiliate of Medtronic or to any person who succeeds to substantially all of that portion of Medtronic’s business to which this Agreement relates.
     10.3 Complete Agreement. This Agreement and the agreements referred to herein, and the Schedules and Exhibits hereto and thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements whether written or oral relating hereto.
10.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to the choice of law principles thereof. Solely for the purposes of seeking interim injunctive relief, the parties hereby irrevocably consent to the exclusive jurisdiction and venue of any United States court or state court of competent jurisdiction located in San Francisco, California and waive any objections either may have at any time to such jurisdiction and venue. The parties agree to the personal jurisdiction of such courts and agree that service of process may be made pursuant to notice sent in accordance with Section 10.6.
     10.5 Waiver, Discharge, Amendment, Etc. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not, absent an express written waiver signed by the party making such waiver specifying the provision being waived, be construed to be a waiver of any such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of the party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. Any amendment to this Agreement shall be in writing and signed by the parties hereto.
     10.6 Notices. All notices or other communications to a party required or permitted hereunder shall be in writing and shall be delivered personally or by facsimile (receipt confirmed electronically) to such party (or, in the case of an entity, to an executive officer of such party) or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as follows:
     if to Medtronic, to:
Medtronic, Inc.
710 Medtronic Parkway NE
Minneapolis, MN 55432-5604
     with separate copies thereof addressed to

Attention:	General Counsel Mail Stop LC400 Telecopier No.: (763) 572-5459
and

Attention:	Vice President and Chief Development Officer Mail Stop LC390 Telecopier No.: (763) 505-2542
and
Medtronic AVE
3576 Unocal Place
Santa Rosa, CA 95403

Attention:	General Counsel Telecopier No.: (707) 541-3190
     if to Supplier to:

Volcano Therapeutics, Inc.
2870 Kilgore Road
Rancho Cordova, California 95670
Telecopier No.: (916) 638-7976
Attn: Vincent J. Burgess, Vice President, Marketing and Business Development
Any party may change the above-specified recipient and/or mailing address by notice to all other parties given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile) or on the day shown on the return receipt (if delivered by mail or delivery service).
     10.7 Expenses. Except as expressly provided herein, Supplier and Medtronic shall each pay their own expenses incident to this Agreement and the preparation for, and consummation of, the transactions provided for herein.
     10.8 Titles and Headings; Construction. The titles and headings to the Articles and Sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Agreement to be drafted.
     10.9 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable, such provision shall be enforced to the maximum extent permissible and the remaining provisions shall nonetheless be enforceable according to their terms.
     10.10 Relationship. This Agreement does not make either party the employee, agent or legal representative of the other for any purpose whatsoever. Neither party is granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party. In fulfilling its obligations pursuant to this Agreement, each party shall be acting as an independent contractor.
     10.11 Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     10.12 Survival. All of the representations, warranties, and covenants made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, shall survive such termination and continue thereafter in full force and effect, subject to applicable statutes of limitations.
     10.13 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed as original and all of which together shall constitute one instrument.
     10.14 Execution of Further Documents. Each party agrees to execute and deliver without further consideration any further applications, licenses, assignments or other documents,

and to perform such other lawful acts as the other party may reasonably require to fully secure and/or evidence the rights or interests herein.
     10.15 Arbitration. Except as specifically set forth in Section 5.3(b) hereof, any dispute arising out of or relating to this Agreement, including the formation, interpretation or alleged breach hereof, shall be settled in accordance with the Exhibit B attached hereto. The results of such arbitration proceedings shall be binding upon the parties hereto, and judgment may entered upon the arbitration award in any court having jurisdiction thereof. Notwithstanding the foregoing, either party may seek interim injunctive relief from any court of competent jurisdiction as provided in Section 10.4.
     10.16 Public Announcement. Neither party will publicly disclose or divulge any provisions of this Agreement nor the transactions contemplated hereby without the other party’s written consent, except as may be required by applicable law or stock exchange regulation, and except for communications to such party’s employees or customers or investors or prospective investors (subject to appropriate confidentiality obligations); provided that, prior to disclosure of any provision of this Agreement that either party considers particularly sensitive or confidential to any governmental agency or stock exchange, the parties shall cooperate to seek confidential treatment or other applicable limitations on the public availability of such information. In particular, prior to such disclosure, each party shall use its best efforts to redact the payment terms specified herein and each party shall provide the other the opportunity to redact other information and seek confidential treatment of any such disclosure.
     10.17 Medtronic Guaranty. Medtronic, Inc. hereby guaranties the performance by AVE Galway Limited of AVE Galway Limited’s obligations under this Supply Agreement.
[signatures page to follow]

     IN WITNESS WHEREOF, each of the parties has caused this Supply Agreement to be executed in the manner appropriate to each, as of the date first above written.

VOLCANO THERAPEUTICS, INC.

By:	/s/ Scott Huennekens

Name:	Scott Huennekens

Title:	President and CEO

AVE GALWAY LIMITED

By:	/s/ Illegible

Name:

Title:

MEDTRONIC, INC.

By:	/s/ Arthur D. Collins, Jr.

Name:	Arthur D. Collins, Jr.

Title:	Chairman of The Board and Chief Executive Officer

Attachments:
          Exhibit A — Pricing
          Exhibit B — Alternative Dispute Resolution

EXHIBIT A
Pricing
     1. Supplier agrees to provide Medtronic, to the extent practicable, at least six (6) months prior to the date of anticipated first commercial release of the Product, the initial Manufacturing Cost accompanied by a reasonably detailed report on the computation thereof. Thereafter, Supplier shall update the Manufacturing Cost by June 30th and December 31st of each year during the Term, which notice shall be accompanied by a reasonably detailed report regarding the computation thereof. Subject to Paragraph 2 below, the Manufacturing Cost as so updated shall be effective for each six-month period commencing as of August 31st and February 28th following such update.
     2. Supplier agrees to keep accurate written records sufficient in detail to enable the Manufacturing Cost to be determined and verified. Supplier shall retain such records for a period of not less than three years (or such longer period of time as may be required by FDA GMP requirements or other applicable requirements). Upon reasonable notice and during regular business hours, Supplier shall (but no more frequently than once annually) make available such records for audit at Medtronic’s expense by independent representatives selected by Medtronic and reasonably acceptable to Supplier to verify the accuracy of the Manufacturing Cost reported. Such representatives shall execute a suitable confidentiality agreement reasonably acceptable to Supplier prior to conducting such audit. Such representatives may disclose to Medtronic only their conclusions regarding the actual Manufacturing Cost, and shall not disclose Supplier’s information to Medtronic without the prior written consent of Supplier. The right to audit shall extend for two (2) years from delivery of any report of the Manufacturing Cost and thereafter any report shall be deemed complete and accurate. No claim may be asserted by Medtronic against Supplier for any errors unless made within two months following the close of Supplier’s fiscal year in which such examination took place. Each Manufacturing Cost report shall be subject to only one such examination and audit. If a discrepancy is found which is greater than 5% of Manufacturing Cost paid in any twelve month period, then the party benefiting from such discrepancy will promptly pay such discrepancy to the other. If a discrepancy is found which is greater than 5% of Manufacturing Cost paid in any twelve month period and Medtronic is the benefiting party, then Supplier shall pay all reasonable audit costs for the related audit and for the next succeeding annual audit.
     3. The per unit Transfer Price for a Product supplied hereunder for use solely for research and development purposes shall equal the per unit Manufacturing Cost with respect to such Product, multiplied by [CONFIDENTIAL].
     4. The per unit Transfer Price for a Product supplied hereunder for commercial sale (or to be incorporated into another product for commercial sale) shall equal the per unit Manufacturing Cost with respect to such Product, multiplied by [CONFIDENTIAL].

EXHIBIT B
ALTERNATIVE DISPUTE RESOLUTION
     1) Negotiations. If any dispute arises between Volcano and Medtronic with respect to the Supply Agreement (the “Agreement”), or any alleged breach thereof, any party may, by written notice to the other party, have such dispute referred to their respective designees listed below or their successors for attempted resolution by good faith negotiations within 30 days after such notice is received. Such designees are as follows:
For Volcano — the Vice President, Marketing and Business Development of Volcano or his/her designee
For Medtronic — the President of Medtronic AVE, Inc.
Any settlement reached by the parties under this Section 1 shall not be binding until reduced to writing and signed by the above-specified designees of Medtronic and Volcano. When reduced to writing, such settlement agreement shall supersede all other agreements, written or oral, to the extent such agreements specifically pertain to the matters so settled. If the designees are unable to resolve such dispute within such 30-day period, any party may invoke the provisions of Section 2 below.
     2) Arbitration. All claims, disputes, controversies, and other matters in question arising out of or relating to the Agreements, including claims for Indemnifiable Losses and disputes regarding the making of the Agreements, including claims of fraud in the inducement, or to the alleged breach hereof, shall be settled by negotiation between the parties as described in Section 1 above or, if negotiation is unsuccessful, by binding arbitration in accordance with procedures set forth in Section 3 and 4 below.
     3) Notice. Notice of demand for binding arbitration shall be given in writing to the other party and shall be delivered personally or by facsimile (receipt confirmed) to an executive officer of such party or shall be sent by a reputable express delivery service or by certified mail, postage prepaid with return receipt requested, addressed as provided in the Agreement.
     Any party may change the above-specified recipient and/or mailing address by notice to the other party given in the manner herein prescribed. All notices shall be deemed given on the day when actually delivered as provided above (if delivered personally or by facsimile (upon appropriate electronic confirmation of successful transmission)) or on the day shown on the return receipt (if delivered by mail or delivery service). In no event may a notice of demand of any kind be filed more than two years after the date the claim, dispute, controversy, or other matter in question was asserted by one party against another, and if such demand is not timely filed, the claim, dispute, controversy, or other matter in question referenced in the demand shall be deemed released, waived, barred, and unenforceable for all time, and barred as if by statute of limitations.

     4) Binding Arbitration. Upon filing of a notice of demand for binding arbitration by any party hereto, arbitration shall be commenced and conducted as follows:
     (a) Arbitrators. All claims, disputes, controversies, and other matters (collectively “matters”) in question shall be referred to and decided and settled by a standing panel of three independent arbitrators, one selected by each of Volcano and Medtronic’s representative and the third by the two arbitrators so selected; provided, if the amount in controversy (including reasonably anticipated future amounts or payments under the Agreement affected by such arbitrated matter) is under $300,000, a single arbitrator will be used. The third (or the single arbitrator, if applicable) shall be a former judge of one of the U.S. District Courts or one of the U.S. Court of Appeals or such other classes of persons as the parties may agree. Selection of arbitrators shall be made within 30 days after the date of the first notice of demand given pursuant to Section 3 and within 30 days after any resignation, disability or other removal of such arbitrator. Following appointment, each arbitrator shall remain a member of the standing panel, subject to removal for just cause or resignation or disability; provided, however, an arbitrator can be removed by the party who appointed the arbitrator, or in the case of the third arbitrator, by either party for any reason at any time when no matter is in arbitration.
     (b) Cost of Arbitration. The cost of each arbitration proceeding, including without limitation the arbitrators’ compensation and expenses, hearing room charges, court reporter transcript charges etc., shall be borne by the party whom the arbitrators determine has not prevailed in such proceeding, or borne equally by the parties if the arbitrators determine that neither party has prevailed. The arbitrators shall also award the party that prevails substantially in its pre-hearing position its reasonable attorneys’ fees and costs incurred in connection with the arbitration. The arbitrators are specifically instructed to award attorneys’ fees for instances of abuse of the discovery process.
     (c) Location of Proceedings. An arbitration proceeding shall be held in San Francisco, California, unless the parties agree otherwise.
     (d) Pre-hearing Discovery. The parties shall have the right to conduct and enforce pre-hearing discovery in accordance with the then current Federal Rules of Civil Procedure, subject to these limitations: Document discovery and other discovery shall be under the control of and enforceable by the arbitrators. The arbitrators shall permit and facilitate such other discovery as they shall determine is appropriate under the circumstances, taking into account the needs of the parties and the desirability of making discovery expeditious and cost effective. The arbitrators shall decide discovery disputes. The arbitrators are empowered:
     (i) to issue subpoenas to compel pre-hearing document or deposition discovery;
     (ii) to enforce the discovery rights and obligations of the parties; and

     (iii) to otherwise control the scheduling and conduct of the proceedings.
     Notwithstanding any contrary foregoing provisions, the arbitrators shall have the power and authority to, and to the fullest extent practicable shall, abbreviate arbitration discovery in a manner that is fair to all parties in order to expedite the arbitration proceeding and render a final decision within six months after the pre-hearing conference.
     (e) Pre-hearing Conference. Within 45 days after filing of notice of demand for binding arbitration, the arbitrators shall hold a pre-hearing conference to establish schedules for completion of discovery, for exchange of exhibit and witness lists, for arbitration briefs, for the hearing, and to decide procedural matters and all other questions that may be presented.
     (f) Hearing Procedures. The hearing shall be conducted to preserve its privacy and to allow reasonable procedural due process. Rules of evidence need not be strictly followed, and the hearing shall be streamlined as follows:
     (i) Documents shall be self-authenticating, subject to valid objection by the opposing party;
     (ii) Expert reports, witness biographies, depositions, and affidavits may be utilized, subject to the opponent’s right of a live cross-examination of the witness in person;
     (iii) Charts, graphs, and summaries shall be utilized to present voluminous data, provided (i) that the underlying data was made available to the opposing party 30 days prior to the hearing, and (ii) that the preparer of each chart, graph, or summary is available for explanation and live cross-examination in person;
     (iv) The hearing should be held on consecutive business days without interruption to the maximum extent practicable; and
     (v) The arbitrators shall establish all other procedural rules for the conduct of the arbitration in accordance with the rules of arbitration of the Center for Public Resources.
     (g) Governing Law. This arbitration provision shall be governed by, and all rights and obligations specifically enforceable under and pursuant to, the rules of the Federal Arbitration Act and the laws of the State of California shall be applied, without reference to the choice of law principles thereof, in resolving matters submitted to such arbitration.

     (h) Consolidation. No arbitration shall include, by consolidation, joinder, or in any other manner, any additional person not a party to this Agreement (other than affiliates of any such party, which affiliates may be included in the arbitration), except by written consent of the parties hereto containing a specific reference to this Agreement.
     (i) Award. The arbitrators shall be required to render their final decision within six months after the pre-hearing conference. The arbitrators are empowered to render an award of general compensatory damages and equitable relief (including, without limitation, injunctive relief), but are not empowered to award punitive or presumptive damages. The award rendered by the arbitrators (1) shall be final; (2) shall not constitute a basis for collateral estoppel as to any issue; and (3) shall not be subject to vacation or modification, except in the event of fraud or gross misconduct on the part of the arbitrators.
     (j) Confidentiality. The parties hereto will maintain the substance of any proceedings hereunder in confidence and make disclosures to others only to the extent necessary to properly conduct the proceedings.
     (j) Entry of Judgment. The rulings of the arbitrators and allocation of fees and expenses shall be binding, non-reviewable, and non-appealable, and may be entered as a final judgment in any court having jurisdiction hereunder.